As filed with the Securities and Exchange Commission on May 9, 2024

Registration No. 333-273619

Registration No. 333-262391

Registration No. 333-259830

Registration No. 333-239216

Registration No. 333-227262

Registration No. 333-217419

Registration No. 333-213627

Registration No. 333-201708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273619

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262391

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259830

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239216

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-227262

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217419

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213627

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201708

UNDER THE SECURITIES ACT OF 1933

TREX WIND-DOWN, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3843182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TIMBER PHARMACEUTICALS, INC. 2020 OMNIBUS EQUITY INCENTIVE PLAN, AS AMENDED

BIOPHARMX CORPORATION 2016 EQUITY INCENTIVE PLAN, AS AMENDED

BIOPHARMX CORPORATION 2014 EQUITY INCENTIVE PLAN

(Full titles of the plans)

Jeffrey T. Varsalone

Chief Restructuring Officer

Trex Wind-down, Inc.

377 Ocean Boulevard, Unit 5,

Hampton, NH 03842

(908) 636-7160

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Trex Wind-down, Inc. f/k/a Timber Pharmaceuticals, Inc., a Delaware corporation (the “Company”) that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”):

●	Registration Statement on Form S-8 (No. 333-273619), filed with the Commission on August 2, 2023, which registered 283,145 shares of common stock, par value $0.001 (“Common Stock”) issuable pursuant to the Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan (as amended, the “2020 Plan”).
●	Registration Statement on Form S-8 (No. 333-262391), filed with the Commission on January 28, 2022, which registered 2,551,846 shares of Common Stock issuable pursuant to the 2020 Plan.
●	Registration Statement on Form S-8 (No. 333-259830), filed with the Commission on September 27, 2021, which registered 3,697,486 shares of Common Stock issuable pursuant to the 2020 Plan.
●	Registration Statement on Form S-8 (No. 333-239216), filed with the Commission on June 16, 2020, which registered 1,338,503 shares of Common Stock issuable pursuant to the 2020 Plan.
●	Registration Statement on Form S-8 (No. 333-227262), filed with the Commission on September 10, 2018, which registered 400,000 shares of Common Stock issuable pursuant to a Non-Plan Inducement Stock Option and 50,000,000 shares of Common Stock issuable pursuant to the terms of the BioPharmX Corporation 2016 Equity Incentive Plan (as amended, the “2016 Plan”).
●	Registration Statement on Form S-8 (No. 333-217419), filed with the Commission on April 21, 2017, which registered 20,000,000 shares of Common Stock issuable pursuant to the terms of the 2016 Plan.
●	Registration Statement on Form S-8 (No. 333-213627), filed with the Commission on September 14, 2016, which registered 4,000,000 shares of Common Stock issuable pursuant to the terms of the 2016 Plan and 660,000 shares of Common Stock issuable pursuant to Non-Plan Inducement Stock Options.
●

Registration Statement on Form S-8 (No. 333-201708), filed with the Commission on January 26, 2015, which registered 3,732,252 shares of Common Stock, issuable pursuant to the terms of the BioPharmX Corporation 2014 Equity Incentive Plan.

On November 17, 2023, the Company and certain of its subsidiaries (the “Debtors”) filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Chapter 11 Case is being administered under caption and case number In re: Trex Wind-down, Inc., et al., f/k/a Timber Pharmaceuticals, Inc., Case No. 23-11878 (JKS). On May 6, 2024, the Company’s Revised Combined Disclosure Statement and Joint Chapter 11 Plan of Liquidation of Trex Wind-down, Inc. and its Affiliated Debtors, dated March 20, 2024 (as amended and supplemented, the “Plan”) was confirmed by the Court. On May 9, 2024 (the “Effective Date”), the Debtors filed a Notice of Effective Date with the Court and the Plan became effective in accordance with its terms. Pursuant to the Plan, on the Effective Date, all outstanding securities of the Company were extinguished and cancelled. Accordingly, the Company is filing this Amendment to remove from registration all securities of the Company registered pursuant to the Registration Statements that remained unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of New Hampshire, on May 9, 2024. No other person is required to sign this Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

TREX WIND-DOWN, INC.

By:	/s/ Jeffrey T. Varsalone
Name:	Jeffrey T. Varsalone
Title:	Authorized Signatory